SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Longview Fibre Company

(Exact name of registrant as specified in charter)

Washington	91-0298760
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Fibre Way, Longview, Washington	98632
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:   Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

Longview Fibre Company (the “Company”) hereby amends and updates certain information in Items 1 and 2 of its registration statement on Form 8-A, filed February 18, 1999.

Item 1.	Description of Registrant’s Securities to be Registered.

On February 2, 2007, the Company entered into an Agreement and Plan of Merger, dated as of February 2, 2007 (the “Merger Agreement”), with Brookfield Asset Management Inc, an Ontario corporation (“Parent”), and Horizon Acquisition Co., a Washington corporation and wholly-owned subsidiary of Parent (“Sub”), providing for, among other things, the merger of Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement.

On February 2, 2007, prior to the execution of the Merger Agreement, the board of directors of the Company approved the First Amendment (the “Amendment”) to the Rights Agreement, dated as of March 1, 1999, between the Company and Wells Fargo Bank, N.A. (“Wells Fargo”), as rights agent (the “Rights Agent”) (as so amended, the “Rights Agreement”).

The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger Agreement and the transactions contemplated thereby. The Amendment also provides that the Rights Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement), if the Rights Agreement has not otherwise terminated. If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

In connection with the Company’s special distribution paid on August 7, 2006, the purchase price of each whole share of the Company’s common stock pursuant to the exercise of a right under the Rights Agreement, initially $50, was adjusted to $36.79 (equivalent to $3.68 for each one-tenth of one share) in accordance with the Rights Agreement.

As of February 2, 2007, there were 65,779,118 shares of the Company’s common stock issued and outstanding.

A complete description of the Rights Agreement and the common share purchase rights is provided in Item 5 of the Company’s Form 8-K dated January 26, 1999 and filed February 18, 1999, and such description is incorporated by reference herein except to the extent modified or superseded by the foregoing.

Item 2.	Exhibits.

4.1	Rights Agreement dated as of March 1, 1999 (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005 (File No. 001-10061))

4.2	First Amendment to Rights Agreement, dated as of February 2, 2007, by and between Longview Fibre Company and Wells Fargo Bank, N.A., as rights agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LONGVIEW FIBRE COMPANY

Date:	February 5, 2007

By: /s/ Steven J. Buhaly

Name:	Steven J. Buhaly
Title:	Senior Vice President-Finance,
Secretary and Treasurer

EXHIBIT INDEX

No.	Exhibit

4.1	Rights Agreement dated as of March 1, 1999 (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005 (File No. 001-10061))

4.2	First Amendment to Rights Agreement, dated as of February 2, 2007, by and between Longview Fibre Company and Wells Fargo Bank, N.A., as rights agent